Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022


[Morgan Stanley Logo]

ADDRESS SERVICE REQUESTED


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                             MORGAN STANLEY
                             SPECTRUM SERIES




        October 2003
        Monthly Report




This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.





                                                       Issued: November 28, 2003

[Morgan Stanley Logo]

MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                              1991    1992    1993   1994    1995   1996   1997   1998    1999   2000   2001   2002    2003
FUND                            %       %       %      %       %      %      %      %       %      %      %      %       %
------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ..........   --      --      --     --      --     --     --     --      --    11.7   11.1   12.2     2.2
                                                                                               (6 mos.)              (10 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ...   --      --      --    (1.7)   22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)    4.0
                                                   (2 mos.)                                                          (10 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ............  31.2   (14.4)   41.6   (5.1)   23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4     4.2
                            (5 mos.)                                                                                 (10 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic .........   --      --      --     0.1    10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4    16.8
                                                   (2 mos.)                                                          (10 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical .........   --      --      --    (2.2)   17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    12.9
                                                   (2 mos.)                                                          (10 mos.)
------------------------------------------------------------------------------------------------------------------------------

 INCEPTION-
   TO-DATE  ANNUALIZED
   RETURN     RETURN
      %          %
----------------------
    42.3       11.2

----------------------
    51.5        4.7

----------------------
    188.1       9.0

----------------------
    34.8        3.4

----------------------
    107.8       8.5

----------------------


--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
OCTOBER 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of October 31, 2003 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.23                 0.63%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.15                -0.91%
--------------------------------------------------------------------------------
Spectrum Select             $28.81                 2.78%
--------------------------------------------------------------------------------
Spectrum Strategic          $13.48                 3.44%
--------------------------------------------------------------------------------
Spectrum Technical          $20.78                 9.14%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 30, 2003:

   Mr. Robert E. Murray resigned the position of Chairman of the Board of Directors of the General Partner.

   Mr. Jeffrey A. Rothman, President and Director of the General Partner, was named Chairman of the Board of Directors of the General Partner.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

           (Data below represents a bar chart in the original piece.)

                                    MONTH ENDED        YTD ENDED
                                 OCTOBER 31, 2003   OCTOBER 31, 2003
                                 ----------------   ----------------
             AUSTRALIAN DOLLAR          0.96              5.99
             BRITISH POUND             -0.18             -4.26
             EURO                      -0.46             10.16
             JAPANESE YEN               1.28             -0.78
             SWISS FRANC               -0.11             -1.42
             MINOR CURRENCIES          -0.37             -0.11

Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Long positions in the Japanese yen against the U.S. dollar produced gains. Also, long positions in the Australian dollar, South African rand, and New Zealand dollar (collectively, the "Commodity Currencies") against the U.S. dollar resulted in gains as the Commodity Currencies benefited from rising commodity prices and favorable interest rate differentials with the U.S.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from long positions in the euro and the British pound versus the U.S. dollar as the dollar strengthened late in the month following the release of strong U.S. economic data. Smaller losses were recorded from long positions in the Polish zloty, Singapore dollar and Swedish krona.


--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

           (Data below represents a bar chart in the original piece.)

                                    MONTH ENDED        YTD ENDED
                                 OCTOBER 31, 2003   OCTOBER 31, 2003
                                 ----------------   ----------------
             CURRENCIES                -0.49             -0.81
             INTEREST RATES            -2.2               3.46
             STOCK INDICES              1.58              4.59
             ENERGIES                  -0.45              0.54
             METALS                     0.77              0.49
             AGRICULTURALS              0.24             -0.63

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Long positions in European and U.S. interest rate futures recorded losses as bond prices were negatively impacted by the release of positive U.S. economic data and inflation concerns.

> Losses were recorded from long positions in the euro, Swiss franc, and Mexican peso versus the U.S. dollar as the dollar strengthened late in the month following the release of strong U.S. economic numbers. Losses were also recorded from a long euro position versus the Canadian dollar.

> In the energy markets, the Fund incurred losses in the trading of natural gas futures. The Fund entered the month with short natural gas positions, but these positions proved unprofitable as prices rallied during the first part of the month. In response to rising natural gas prices, the Fund reversed its position from short to long, only to see prices decline in the latter part of the month. Additional losses were incurred from short crude oil and heating oil futures positions as prices moved higher earlier in the month in response to supply fears spurred by Middle East tensions, as well as strike threats in Nigeria, one of the world's major oil producers.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global equity markets, gains were achieved on long European and U.S. equity index futures positions. The release of favorable economic data and an inflow of investor assets into equities helped boost global equity indices.

> In the metals markets, gains were provided from long futures positions in copper and nickel as industrial metals prices rallied in response to growing investor sentiment that the global economy was on the path to recovery and increased demand, especially from China.

> In the agricultural markets, long futures positions in cotton generated gains as increased demand from China and tight market supplies lifted prices.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

           (Data below represents a bar chart in the original piece.)

                                    MONTH ENDED        YTD ENDED
                                 OCTOBER 31, 2003   OCTOBER 31, 2003
                                 ----------------   ----------------
             CURRENCIES                -0.09              5.54
             INTEREST RATES            -1.8               1.25
             STOCK INDICES              1.24              1.69
             ENERGIES                  -1.87             -0.04
             METALS                     3.03              0.77
             AGRICULTURALS              3.17              3.33

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, long futures positions in cotton and soybeans generated gains as increased demand from China and tight market supplies lifted prices.

> In the metals markets, gains were provided from long futures positions in copper, aluminum, nickel and zinc as industrial metals prices rallied in response to growing investor sentiment that the global economy was on the path to recovery and increased demand, especially from China.

> In the global equity markets, gains were achieved on long U.S. and European equity index futures positions. The release of favorable economic data and an inflow of investor assets into equities helped boost global equity indices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses in this sector stemmed from short futures positions in crude oil and its related products as prices moved higher early in the month in response to supply fears spurred by Middle East tensions, as well as strike threats in Nigeria, one of the world's major oil producers. The Fund also entered the month with short futures positions in natural gas. These positions proved unprofitable as prices rallied during the first part of the month. In response to rising natural gas prices, the Fund reversed its position from short to long, only to see prices decline in the latter part of the month.

> Long positions in European and U.S. interest rate futures recorded losses as bond prices were negatively impacted by the release of positive U.S. economic data and inflation concerns.


MONTH ENDED OCTOBER 31, 2003
YTD ENDED OCTOBER 31, 2003

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

           (Data below represents a bar chart in the original piece.)

                                    MONTH ENDED        YTD ENDED
                                 OCTOBER 31, 2003   OCTOBER 31, 2003
                                 ----------------   ----------------
             CURRENCIES                 0.64              9.71
             INTEREST RATES            -0.2               1.34
             STOCK INDICES              0.1               3.92
             ENERGIES                  -0.53              0.07
             METALS                     3.23              4.91
             AGRICULTURALS              1.15              5.06

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the metals markets, gains were provided from long futures positions in zinc, copper and nickel as industrial metals prices rallied in response to growing investor sentiment that the global economy was on the path to recovery and increased demand, especially from China.

> In the agricultural markets, long futures positions in soybeans and cotton generated gains as increased demand from China and tight market supplies lifted prices.

> Long positions in the Australian and New Zealand dollars (collectively, the "Commodity Currencies") versus the U.S. dollar were profitable as the Commodity Currencies benefited from rising commodity prices and favorable interest rate differentials with the U.S.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses stemmed from short futures positions in crude oil as prices moved higher early in the month in response to supply fears spurred by Middle East tensions, as well as strike threats in Nigeria, one of the world's major oil producers. As a result of this price increase, the Fund reversed its position from short to long, only to see prices decline following reports showing rising inventory levels.

> Long positions in European interest rate futures recorded losses as bond prices were negatively impacted by the release of positive economic data and inflation concerns.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

           (Data below represents a bar chart in the original piece.)

                                    MONTH ENDED        YTD ENDED
                                 OCTOBER 31, 2003   OCTOBER 31, 2003
                                 ----------------   ----------------
             CURRENCIES                 3.14             11.66
             INTEREST RATES            -0.78              2.24
             STOCK INDICES              4.46              7.84
             ENERGIES                  -2.62             -0.26
             METALS                     3.98              2.85
             AGRICULTURALS              1.81             -0.9

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global equity markets, gains were achieved on long European, U.S. and Asian equity index futures positions. The release of favorable economic data and an inflow of investor assets into equities helped boost global equity indices.

> In the metals markets, gains were provided from long futures positions in copper, aluminum, nickel and zinc as industrial metals prices rallied in response to growing investor sentiment that the global economy was on the path to recovery and increased demand, especially from China.

> Long positions in the Japanese yen and British pound against the U.S. dollar profited as the dollar's value trended lower due to a low interest rate environment in the U.S. and the belief that the U.S. favored a weaker dollar. Additional gains were recorded from long positions in the Australian and New Zealand dollars (collectively, the "Commodity Currencies") against the U.S. dollar as the Commodity Currencies benefited from rising commodity prices and favorable interest rate differentials with the U.S.

> In the agricultural markets, long futures positions in soybeans and cotton generated gains as increased demand from China and tight market supplies lifted prices. Long futures positions in live cattle also resulted in gains as prices moved higher in response to continued concerns regarding Mad Cow disease.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, the Fund incurred losses in the trading of natural gas futures. The Fund entered the month with short natural gas positions, but these positions proved unprofitable as prices rallied during the first part of the month. In response to rising natural gas prices, the Fund reversed its position from short to long, only to see prices decline in the latter part of the month. Additional losses were incurred from short crude oil and heating oil futures positions as prices moved higher early in the month in response to supply fears spurred by Middle East tensions, as well as strike threats in Nigeria, one of the world's major oil producers.

> Long positions in U.S. and European interest rate futures recorded losses as bond prices were negatively impacted by the release of positive U.S. economic data and inflation concerns.



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


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED OCTOBER 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM CURRENCY            SPECTRUM GLOBAL BALANCED
                                  -------------------------       --------------------------
                                             PERCENTAGE OF                    PERCENTAGE OF
                                            OCTOBER 1, 2003                  OCTOBER 1, 2003
                                               BEGINNING                        BEGINNING
                                   AMOUNT   NET ASSET VALUE         AMOUNT   NET ASSET VALUE
                                  --------- ---------------        --------- ---------------
                                      $           %                     $            %
REVENUES
Trading profit (loss):
   Realized                            --        --                 (623,535)      (1.22)
   Net change in unrealized       1,683,654      1.12                368,457        .72
                                  ---------      ----              ---------       ----
     Total Trading Results        1,683,654      1.12               (255,078)      (.50)
Interest income (Note 2)             86,592       .06                 39,211        .08
                                  ---------      ----              ---------       ----
     Total Revenues               1,770,246      1.18               (215,867)      (.42)
                                  ---------      ----              ---------       ----

EXPENSES
Brokerage fees (Note 2)             575,142       .38                196,479        .38
Management fees (Note 3)            250,063       .17                 53,392        .11
                                  ---------      ----              ---------       ----
     Total Expenses                 825,205       .55                249,871        .49
                                  ---------      ----              ---------       ----

NET INCOME (LOSS)                   945,041       .63               (465,738)      (.91)
                                  =========      ====              =========       ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED OCTOBER 31, 2003 (UNAUDITED)

                                           MORGAN STANLEY                        MORGAN STANLEY
                                         SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                               -------------------------------------   ----------------------------------
                                                               PER                                  PER
                                   UNITS          AMOUNT       UNIT        UNITS         AMOUNT     UNIT
                               --------------   -----------    -----   -------------   ----------   -----
                                                     $           $                          $         $
Net Asset Value,
  October 1, 2003              10,609,501.346   150,037,142    14.14   3,351,875.634   51,255,839   15.29
Net Income (Loss)                     --            945,041      .09         --          (465,738)   (.14)
Redemptions                       (52,879.677)     (752,478)   14.23     (37,232.439)    (564,071)  15.15
Subscriptions                     551,524.701     7,848,198    14.23      64,598.869      978,673   15.15
                               --------------   -----------            -------------   ----------
Net Asset Value,
  October 31, 2003             11,108,146.370   158,077,903    14.23   3,379,242.064   51,204,703   15.15
                               ==============   ===========            =============   ==========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED OCTOBER 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM SELECT                  SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                                 ---------------------------       --------------------------        --------------------------
                                             PERCENTAGE OF                    PERCENTAGE OF                      PERCENTAGE OF
                                             OCTOBER 1, 2003                  OCTOBER 1, 2003                   OCTOBER 1, 2003
                                                BEGINNING                       BEGINNING                          BEGINNING
                                   AMOUNT   NET ASSET VALUE          AMOUNT  NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                                 ---------- ----------------       --------- ----------------        ---------- ---------------
                                      $            %                   $              %                   $            %
REVENUES
Trading profit (loss):
   Realized                         364,796        .10              (650,346)       (.65)            (6,654,430)      (1.58)
   Net change in unrealized      13,451,531       3.57             5,138,450        5.17             48,638,243       11.56
                                 ----------       ----             ---------        ----             ----------       -----
     Total Trading Results       13,816,327       3.67             4,488,104        4.52             41,983,813        9.98
Interest income (Note 2)            231,322        .06                59,746         .06                254,476         .06
                                 ----------       ----             ---------        ----             ----------       -----
     Total Revenues              14,047,649       3.73             4,547,850        4.58             42,238,289       10.04
                                 ----------       ----             ---------        ----             ----------       -----

EXPENSES
Brokerage fees (Note 2)           2,276,824        .60               600,833         .60              2,542,079         .60
Management fees (Note 3)            942,133        .26               248,621         .26                914,007         .22
Incentive fees (Note 3)             342,323        .09               276,358         .28                341,523         .08
                                 ----------       ----             ---------        ----             ----------       -----
     Total Expenses               3,561,280        .95             1,125,812        1.14              3,797,609         .90
                                 ----------       ----             ---------        ----             ----------       -----

NET INCOME                       10,486,369       2.78             3,422,038        3.44             38,440,680        9.14
                                 ==========       ====             =========        ====             ==========       =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED OCTOBER 31, 2003 (UNAUDITED)

                                 MORGAN STANLEY                       MORGAN STANLEY                       MORGAN STANLEY
                                 SPECTRUM SELECT                    SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                      -----------------------------------   ----------------------------------   -----------------------------------
                                                    PER                                  PER                                   PER
                           UNITS         AMOUNT     UNIT        UNITS         AMOUNT     UNIT        UNITS         AMOUNT      UNIT
                      --------------  -----------   -----   -------------  -----------   -----   --------------  -----------   -----
                                           $          $                          $         $                           $         $
Net Asset Value,
  October 1, 2003     13,446,047.180  376,853,378   28.03   7,633,969.768   99,448,184   13.03   22,096,644.242  420,757,906   19.04
Net Income                  --         10,486,369     .78          --        3,422,038     .45          --        38,440,680    1.74
Redemptions              (84,057.873)  (2,421,707)  28.81     (53,426.732)    (720,192)  13.48     (137,370.414)  (2,854,557)  20.78
Subscriptions            469,157.895   13,516,439   28.81     232,663.535    3,136,304   13.48      692,939.084   14,399,273   20.78
                      --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
  October 31, 2003    13,831,147.202  398,434,479   28.81   7,813,206.571  105,286,334   13.48   22,652,212.912  470,743,302   20.78
                      ==============  ===========           =============  ===========           ==============  ===========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's sole clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co. in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONCLUDED)

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.